Exhibit 23.1

www.magstonelaw.com

415 S MURPHY AVE SUNNYVALE Ca 94086	520 Broadway Santa Monica CA 90401	293 Eisenhower Parkway Suite 135 Livingston NJ 07039	641 Lexington Avenue 14th floor New York, NY 10022

September 10, 2025

United Hydrogen Global Inc.

United Hydrogen Group Inc.

3rd Floor, Building 3, No. 715 Yingshun Road

Qingpu District, Shanghai

The People’s Republic of China, 201799

Re: Consent of MagStone Law, LLP

Ladies and Gentlemen,

Reference is made to the registration statement on Form F-4 (the “Registration Statement”) filed by United Hydrogen Global Inc. and United Hydrogen Group Inc. (collectively, the “Registrants”) with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended.

We, being the US legal counsel to the Registrants in connection with the Registration Statement, hereby give our consent, and confirm that we have not withdrawn our consent, to include our name, opinions, advice, and/or confirmations, as applicable, in the Registration Statement, and the references to our name, opinions, advice and/or confirmations, as applicable, in the form and context in which they respectively appear in the Registration Statement.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours faithfully,

/s/ MagStone Law, LLP
MagStone Law, LLP